Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Timothy Baker	Scott Solomon
President, Chief Operating Officer and Chief Financial Officer	Vice President
Cynosure, Inc.	Sharon Merrill Associates
(978) 256-4200	(617) 542-5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Announces First-Quarter 2015 Results;

Posts Record First-Quarter Revenue of $74.9 Million, Up 21 Percent from

Prior Year

First-Quarter Highlights:

•	North America product revenue growth of 45 percent

•	Non-GAAP earnings of $0.15 per share; GAAP earnings break-even

•	Cash and investments of $126.6 million at March 31, 2015

Westford, MA – May 5, 2015 – Cynosure, Inc. (Nasdaq: CYNO), which designs, manufactures and markets medical devices for aesthetic procedures and precision surgical applications worldwide, today reported financial results for the three months ended March 31, 2015.

“Cynosure delivered 21 percent year-over-year top-line growth in the first quarter, reflecting higher laser revenue in North America, which was up 45 percent from the same period last year,” said Michael Davin, Cynosure’s Chairman and Chief Executive Officer. “While we believe our international performance was temporarily affected by external factors including economic weakness in Europe and unfavorable currency movements, these were more than offset by our strong domestic results. We also continue to advance the development of new products that expand and diversify our business.

“We are expanding our leadership in the non-invasive aesthetic market with the development of new technology, including our new non-invasive body contouring product, which is designed to eliminate fat by disrupting adipose tissue,” Davin said. “Our 510(k) for this device was submitted to the U.S. Food and Drug Administration in January, and pending regulatory clearance we are targeting launch later in the second half of 2015. Our 510(k) submission is supported by clinical data in multicenter studies from approximately 100 subjects. Researchers saw a statistically significant reduction in adipose layer thickness six and 12 weeks post-treatment. In a separate pilot clinical study, our hyperthermic lipolysis technique compared favorably with cryolipolysis in average fat reduction at three and six months post-treatment.

“We’ve also made good progress in building the marketing foundation for MonaLisa Touch™, our first product specifically for women’s health and wellness,” Davin said. “After securing exclusive North American distribution rights to the product, we recently completed hiring 13 specialty sales reps to market MonaLisa Touch to physicians. Through a physician marketing strategy that includes trade shows, workshops and webinars, we are driving awareness about the availability of the MonaLisa Touch treatment and generating interest in the product from a number of key opinion leaders. The initial response in the marketplace has been positive.”

First-Quarter 2015 Financial Results

Revenue was $74.9 million, an increase of 21 percent from the prior-year period. Product revenue in North America grew 45 percent to $31.3 million. International product revenue was $25.2 million, down 10 percent year-over-year due in part to a $1.7 million decrease based on unfavorable foreign currency exchange rates. Revenue from parts, service, disposables and royalty revenues increased 50 percent to $18.4 million, which included the final $3 million payment due under a previously disclosed settlement agreement with Tria Beauty.

Operating income was $2.1 million, up 53 percent year-over-year. On a non-GAAP basis, excluding acquisition costs and amortization of intangibles, income from operations was $5.1 million, up 4 percent from the first quarter of 2014.

On a GAAP basis, the Company reported break-even net income for the first quarter of 2015, or $0.00 per share, compared with net income of $0.7 million, or $0.03 per diluted share, for the prior-year period. GAAP earnings included a $1.7 million unrealized loss on foreign currency and a $0.1 million unrealized gain on foreign currency for the 2015 and 2014 periods, respectively.

Excluding acquisition costs, amortization of intangibles and unrealized foreign exchange impact, non-GAAP net income for the first quarter of 2015 was $3.3 million, or $0.15 per diluted share, compared with $3.2 million, or $0.14 per diluted share, for the first quarter of 2014, primarily reflecting increased investments in sales and marketing associated with new products and the hiring of a specialty sales force for MonaLisa Touch in the first quarter of this year.

Cash and investments at March 31, 2015 was $126.6 million, compared with $133.4 million at year-end 2014.

Business Outlook

“Our commitment to invest in innovation, develop unique new products and capitalize on new market opportunities continues to produce positive results for Cynosure,” Davin said. “With the rollout of our new 532 nm laser delivery system for PicoSure® announced in February, the momentum of MonaLisa Touch and, pending regulatory clearance, the anticipated launch of our new non-invasive technology for fat removal, we look forward to a strong and successful year.”

First-Quarter Financial Results Conference Call

In conjunction with the announcement of its first-quarter financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s President, Chief Operating Officer and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived for one year on the Company’s website.

About Cynosure, Inc.

Cynosure develops, manufactures, and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, clear nails infected by toe fungus, ablate sweat glands and improve vaginal health. Cynosure also markets radiofrequency energy sourced medical devices for precision surgical applications such as facial plastic and general surgery, gynecology, ear, nose, and throat procedures, ophthalmology, oral and maxillofacial surgery, podiatry and proctology. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, Q-switched lasers, intense pulsed light and radiofrequency technology. Cynosure sells its products globally under the Cynosure, Palomar, ConBio and Ellman brand names through a direct sales force in the United States, Canada, Mexico, France, Morocco, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 120 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including Cynosure’s expectations with respect to timing of product launches, as well as other statements containing the words “believes,” “look forward,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of Cynosure’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues	$74,912	$62,004
Cost of revenues	32,139	26,609

Gross profit	42,773	35,395
Operating expenses
Selling and marketing	25,696	20,122
Research and development	5,958	5,574
Amortization of intangible assets acquired	736	713
General and administrative	8,330	7,640

Total operating expenses	40,720	34,049
Income from operations	2,053	1,346

Interest expense, net	(402)	(349)
Other (expense) income, net	(1,663)	66

(Loss) income before income taxes	(12)	1,063
Income tax (benefit) provision	(4)	374

Net (Loss) income	$(8)	$689

Diluted net (loss) income per share	$(0.00)	$0.03

Diluted weighted average shares outstanding	21,664	22,568

Basic net (loss) income per share	$(0.00)	$0.03

Basic weighted average shares outstanding	21,664	21,978

Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$71,914	$75,131
Short-term investments and related financial instruments	24,585	32,055
Accounts receivable, net	45,311	42,524
Inventories	68,209	59,318
Deferred tax asset, current portion	17,144	17,228
Prepaid expenses and other current assets	10,580	9,629

Total current assets	237,743	235,885
Property and equipment, net	35,523	34,256
Long-term marketable securities	30,082	26,189
Goodwill and intangibles, net	157,149	159,347
Other noncurrent assets	1,966	2,047

Total assets	$462,463	$457,724

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$65,937	$63,282
Deferred revenue	11,575	10,971
Capital lease obligations	135	137

Total current liabilities	77,647	74,390
Capital lease obligations, net of current portion	16,563	16,088
Deferred revenue, net of current portion	839	809
Other long-term liabilities	7,924	8,325
Total stockholders’ equity	359,490	358,112

Total liabilities and stockholders’ equity	$462,463	$457,724

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP diluted net income per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisitions and amortization of intangible assets acquired, as well as unrealized foreign exchange gains or losses for the three months ended March 31, 2015 and 2014. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs, amortization and foreign exchange costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Gross profit	$42,773	$35,395

Non-GAAP adjustments to gross profit:
Costs associated with amortization	1,554	1,375

Total Non-GAAP adjustments to gross profit	1,554	1,375

Non-GAAP Gross profit dollars	$44,327	$36,770

Non-GAAP Gross profit percentage	59.2%	59.3%

	Three Months Ended March 31,
	2015	2014
Income from operations	$2,053	$1,346

Non-GAAP adjustments to income from operations:
Costs associated with acquisitions and amortization	3,046	3,557

Total Non-GAAP adjustments to income from operations	3,046	3,557

Non-GAAP Income from operations	$5,099	$4,903

	Three Months Ended March 31,
	2015	2014
Net (loss) income	$(8)	$689

Non-GAAP adjustments to net (loss) income:
Costs associated with acquisitions and amortization	3,046	3,557
Unrealized foreign exchange loss (gain)	1,675	(73)
Income tax effect of Non-GAAP adjustments	(1,417)	(990)

Total Non-GAAP adjustments to net (loss) income	3,304	2,494

Non-GAAP net income	$3,296	$3,183

	Three Months Ended March 31,
	2015	2014
Diluted net (loss) income per share	$(0.00)	$0.03

Costs associated with acquisitions and amortization	0.14	0.15
Unrealized foreign exchange loss (gain)	0.07	(0.00)
Income tax effect of Non-GAAP adjustments	(0.06)	(0.04)

Total Non-GAAP adjustments to net (loss) income	0.15	0.11

Non-GAAP diluted net income per share	$0.15	$0.14

Weighted average shares used to compute GAAP diluted net (loss) income per share	21,664	22,568

Weighted average shares used to compute Non-GAAP diluted net income per share	22,123	22,568